Exhibit 10.1

Memorandum of Terms of Settlement

1.             Whitney Information Network, Inc., WIN CR 11 Trust, and their respective affiliates, successors and assigns (collectively, “WIN”) and Russell A. Whitney (“Whitney”), on the one hand, and M. Barry Strudwick (“Strudwick”), Susan Weiss and Car] Weiss (Susan and Carl Weiss collectively referred to as “Weiss”), on the other hand, agree to enter into a binding and enforceable settlement agreement on the record in open Court on or before Monday, September 14, 2009, or as soon after as the Court will permit.

2.             WIN will pay to Strudwick and Weiss a total principal amount of $3.8 million as follows:

a.             $600,000 no later than September 30, 2009;

b.             $200,000 no later than October 25, 2009;

c.             $200,000 no later than November 25, 2009;

d.             5200,000 no later than December 25, 2009;

e.             WIN will enter into a commercially reasonable promissory note (“First Note”) in the amount of $2.3 million payable in equal quarterly payments payable over 3 years with payments commencing on January 15, 2010 and occurring on the 15th day of each succeeding quarter until paid over 3 years.  Quarterly payments of simple interest will be payable on outstanding principal at the rate of 6% per annum.  Late payments will accrue interest at the rate of 8% per annum.  Payments will be in default if not made within ten (10) days of the due date.  In the event of default, the total unpaid First Note amount becomes immediately due and payable.  The First Note will be governed by the laws of New York.  The First Note will be secured by any interests of WIN, Whitney and any WIN and Whitney related entities, directly or indirectly, in MDM and the Hotel (see paragraph 5 below) and WIN’s interest in Tranquility Bay (see paragraph 6 below).  WIN will use commercially reasonably efforts to substitute the aforementioned security with a Letter of Credit from a United States bank in the amount of any then unpaid balance on the First Note, and will take such commercially reasonably steps as necessary on a quarterly basis to obtain such Letter of Credit.  WIN may prepay the First Note, in whole or in part, at any time and from time to time.  The parties agree to the jurisdiction of Judge Tomlinson to enforce the First Note and to enter a judgment thereon if there is a default.

f.              WIN will enter into a second commercially reasonable promissory note (“Second Note”) in the amount of $300,000.  The Second Note is payable over four years, of which WIN will pay interest only in years one through three, and principal and interest in year four.  WIN’s payments will be payable in equal quarterly payments with payments commencing on January 15, 2010 and occurring on the 15th day of each succeeding quarter.  The Second Note will accrue simple interest at the rate of 8% per annum.  Payments will be in default if not made within ten (10) days of the due date.  In the event of default, the total unpaid Second Note amount becomes immediately due and payable.  The Second Note will be governed by the laws of New York.  The Second Note will be secured by any interests of WIN, Whitney and any WIN and Whitney related entities, directly or indirectly, in MDM and the Hotel (see paragraph 5 below) and WIN’s interest in Tranquility Bay (see paragraph 6 below).  WIN will use commercially reasonably efforts to substitute the aforementioned security with a Letter of Credit from a United States bank in the amount of any then unpaid balance on the Second Note, and will take such commercially reasonably steps as necessary on a quarterly basis to obtain such Letter of Credit.  WIN may prepay the Second Note, in whole or in part, at any time and from time to time.  The parties agree to the jurisdiction of Judge Tomlinson to enforce the Second Note and to enter a judgment thereon if there is a default.

g.             In the event that WIN pays in full the First Note and the $1,200,000 (pursuant to subparagraphs 2(a) thru 2(d)) on or before 12 months after the date this agreement is placed on the record (see paragraph 1 above), the principal of the Second Note will be reduced by $150,000.

h.             All WIN payments will be made payable to the Law Office of Arnold M.  Weiner, which will receive them on behalf of Strudwick and Weiss.

3.             The parties (for themselves, their agents, entities, and business associates) mutually release any and all claims they may have against one another, their business associates, entities and attorneys except that: (i) all claims of WIN against Whitney and Whitney against WIN are preserved, and (ii) all claims of WIN and Whitney against Caputo, CPR, Rothstein, RRA, Rothstein Rosenfeldt Adler Consulting Group, and Roger Stone are preserved.  WIN and Whitney also recognize that they are releasing any and all claims they may have against William Ramirez and any of Strudwick’s and Weiss’s attorneys (including Garcia, etc).  Excluding claims as preserved in (i) and (ii) of this paragraph, all released persons and entities will sign mutual global releases.

4.             The parties will cooperate in dismissing all pending litigation between and among them.  The parties will also cooperate as reasonably necessary to request that any criminal or quasi-criminal prosecutions involving any of the parties and this litigation be terminated.  The parties intend that this settlement end all litigation between and among WIN and Whitney, on the one hand, and Strudwick and Weiss, on the other hand, including each party’s respective business associates and entities, and the parties are unaware of any contemplated additional claims and litigation other than potential claims as referenced in subparagraphs 3(i) and 3(ii) above.

5.             Within 3 business days after the agreement is placed on the record, Weiss will place into escrow (Law Offices of Arnold Weiner) her shares in MDM and the Hotel.  Upon receipt by Strudwick and Weiss of the first $1,200,000 in payments (pursuant to subparagraphs 2(a) through (d) above), the escrow agent will surrender to WIN Weiss’s shares in Monterey Del Mar and the Hotel.  The parties will fully cooperate and take steps reasonably necessary to effectuate the surrender of such shares_ Weiss also agrees to withdraw in writing any claim of right to manage MDM and the Hotel, and agrees to relinquish any claim to being an officer or director of MDM or the Hotel and to provide further assurances as may be reasonably necessary to facilitate the transfer of MDM and the Hotel.  Weiss further recognizes that she will not receive any payment for her shares other than the payments as provided herein to Strudwick and Weiss.

a.             All proceeds from the sale of MDM and the Hotel payable to WIN, Whitney and any WIN and Whitney related entities, directly or indirectly, whether for equity or debt., will be directly payable to Strudwick and Weiss toward payment of any unpaid First Note and Second Note amounts to either pay off the First Note and Second Note in full or be applied to the principal so that the First Note and Second Note are paid off sooner.

6.             The Note will also be secured by WIN’s interest in Tranquility Bay in Lee County, Florida.  In the event of default by WIN on the First Note or Second Note, Strudwick and Weiss may foreclose on WIN’s interest in the Tranquility Bay.  WIN may substitute as security other comparable or better security, such as a Letter of Credit from a United States bank or interest in real property valued at equal or greater value.

7.             This settlement will be reduced to writing but this settlement is not contingent upon being so reduced to writing, The writing will include neutral recitals without admissions by any party.  The parties agree that any disputes pertaining to this settlement and its enforcement shall be decided by Judge Tomlinson.  In the event any terms are not spelled out herein and the parties cannot agree, the parties agree to submit such issues to Judge Tomlinson for her determination, which determination shall be binding on the parties, final and not subject to appeal.  All parties to this agreement consent to Judge Tomlinson exercising such jurisdiction.

/s/ K. Stewart Evans, Jr.	/s/ Arnold M. Weiner
K. Stewart Evans, Jr. as counsel to	Arnold M. Weiner, as counsel to
Whitney Information Network, Inc.	M. Barry Strudwick
and WIN CRII Trust

/s/ David J. Shuster	/s/ Paul Aloe
David J. Shuster, as counsel to	Paul Aloe, as counsel to Susan Weiss
Russell A. Whitney	and Carl Weiss